Exhibit 2

eMagin Corporation

Series B Convertible Preferred Stock

NOTICE OF ADJUSTMENT TO THE CONVERSION PRICE

February 10, 2021

To the holders of Series B Convertible Preferred Stock:

On December 18, 2019, eMagin Corporation, a Delaware corporation (the “Corporation”), sold 17,431 shares of its common stock, $0.001 par value per share, pursuant to the Corporation’s At-the-Market Program, at a price of $0.3022 per share. Upon the issuance of such shares, the Conversion Price (as defined in the Certificate of Designation of Series B Convertible Preferred Stock of the Corporation (the “Certificate of Designation”)) of the Corporation’s Series B Convertible Preferred Stock, $0.001 par value per share, automatically adjusted, effective immediately upon such issuance, to $0.3022, and such price is the Conversion Price as of the date of this notice.

You are receiving this notice from the Corporation pursuant to Section 10(c)(10) of the Certificate of Designation.

If you have any questions please contact the Corporation with any questions.

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IN WITNESS WHEREOF, the undersigned has executed this notice as of the date first written above.

eMAGIN Corporation

By:	/s/ Mark Koch

Name: Mark Koch

Title: Chief Financial Officer

[Signature Page to Notice of Adjustment]